Exhibit 99
Insider Trading Policy

Effective Date	Revision Date	Issue Date	Policy Number
04/17/2017	8/22/2023	03/31/2017	411

OBJECTIVE:

This Insider Trading Policy (this “Policy”) prohibits members of the board of directors, officers and teammates of Coca‑Cola Consolidated, Inc. (“CCCI” or the “Company”) and its subsidiaries (or any other person designated as subject to this Policy) from engaging in certain actions that would violate laws and regulations governing their purchase, sale or gift of CCCI Securities (as defined below). It is also the policy of CCCI that CCCI will not engage in transactions in CCCI Securities while aware of Inside Information (as defined below) relating to CCCI or CCCI Securities.

WHAT I NEED TO KNOW:

GENERAL

Members of the board of directors, officers and teammates of CCCI and its subsidiaries are subject to federal laws and regulations governing their transactions involving not only CCCI’s Common Stock and Class B Common Stock but also any other security issued by the Company or the price of which is linked to a security issued by the Company (collectively, “CCCI Securities”). This Policy prohibits board members, officers and teammates of CCCI and its subsidiaries from engaging in certain actions that would violate those laws and regulations. Specifically, this Policy provides that board members, officers and teammates of CCCI and its subsidiaries who have Inside Information about CCCI or certain other companies are prohibited from:

•“trading” (which includes purchases, sales and gifts) in CCCI Securities while possessing Inside Information, except pursuant to certain prearranged “trading plans”;

•giving such Inside Information to someone outside the Company who then trades in CCCI Securities; and

•trading in securities of any other company with which CCCI or any of its subsidiaries has relationships while possessing Inside Information.

This Policy also places additional restrictions on board members, officers and certain teammates in CCCI’s Accounting, Audit & Advisory Services, Tax and Treasury departments. Those additional restrictions are described in Parts II and III of this Policy.

I.POLICIES AND PROCEDURES APPLICABLE TO ALL MEMBERS OF THE BOARD OF DIRECTORS, OFFICERS AND TEAMMATES

A.INTRODUCTION

A board member, officer or teammate of CCCI or any of its subsidiaries may learn of confidential and highly sensitive information concerning the Company, its suppliers, its customers and other companies with which the Company has contractual relationships or may be negotiating transactions. This information, if made public, may affect the market price of securities issued by CCCI or the other companies involved.

•Generally, federal securities laws impose civil and criminal penalties on persons who improperly obtain, transmit or use Inside Information in connection with a purchase, sale or gift of securities.

•“Controlling Persons” who fail to take appropriate steps to prevent others from using Inside Information may also be liable for civil and criminal penalties under federal law.

In recent years, the United States Securities and Exchange Commission (the “SEC”) and the United States Justice Department have vigorously enforced the insider trading laws against both individuals and institutions, resulting in a number of highly publicized convictions. As a result, the Company has decided to provide specific guidance to its board members, officers and teammates to attempt to ensure that neither the Company nor its board members, officers or teammates violate the insider trading laws.

FAILURE TO COMPLY WITH THIS POLICY AND THE RELATED LAWS IS EXTREMELY SERIOUS AND CAN LEAD TO SUBSTANTIAL CIVIL AND CRIMINAL FINES, IMPRISONMENT AND TERMINATION OF EMPLOYMENT.

B.EXPLANATION OF THE LAW

1.Definition of “Inside Information”.

(a)“Inside Information” is all material nonpublic information about CCCI or other companies.

(b)Information is considered “material” if there is a substantial likelihood that the fact would have been viewed by a reasonable investor as having significantly altered the ‘total mix’ of information available for making a decision to buy, hold or sell securities. Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight.

(c)Information is considered “public” only if it has been effectively disclosed to the investing public (by a news release or an SEC filing, for example) and sufficient time has elapsed (i) to permit the investment community to evaluate the information and (ii) for the price of the affected security to “level off” after the disclosure. Two full stock trading days after disclosure to the public is generally considered sufficient time for such evaluation and leveling off. For example, if the Company makes an announcement before trading begins on a Monday regarding an item of Inside Information, the opening of the market on the following Wednesday would be the first time in which a CCCI board member, officer or teammate having prior knowledge of such Inside Information could trade CCCI Securities (assuming he or she is not aware of other Inside Information at that time). However, if the Company makes such announcement after trading begins on that Monday, the opening of the market on the following Thursday would be the first time in which a CCCI board member, officer or teammate having prior knowledge of such Inside Information could trade CCCI Securities (assuming he or she is not aware of other Inside Information at that time).

(d)Examples of Inside Information may include, among other things, nonpublic information about:

(i)earnings results;

(ii)estimates or projections of future earnings or losses that differ materially from the range then generally anticipated by the public markets;

(iii)a change in dividend policy, the declaration of a stock split, the repurchase of securities or the offering of additional securities or any other significant financing activities;

(iv)a pending or proposed merger, acquisition or tender offer;

(v)the sale of a significant portion of assets or the disposition of a significant subsidiary;

(vi)significant changes in senior management;

(vii)a change in auditors or notification that the auditors’ reports may no longer be relied upon;

(viii)significant related person transactions;

(ix)significant new products or joint ventures;

(x)pending or threatened significant litigation, or the resolution of such litigation;

(xi)the gain or loss of a significant customer or supplier;

(xii)a significant cybersecurity incident, such as a significant data breach, or any other significant disruption in the Company’s operations or loss,

potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure; and

(xiii)any other events or business operations which are likely to materially affect future revenues or earnings or prospects.

(e)Inside Information is not limited to material nonpublic information about the Company. It can also include material nonpublic information about other companies, including companies with which CCCI has relationships, such as its suppliers and customers. The Company’s business consists primarily of the distribution, marketing and production of nonalcoholic beverages of The Coca‑Cola Company in the territories the Company currently serves. Accordingly, the Company engages routinely in various transactions with The Coca‑Cola Company and Coca‑Cola Refreshments USA, Inc., a wholly owned subsidiary of The Coca‑Cola Company, and their affiliates. Because of CCCI’s unique relationship with The Coca‑Cola Company, persons subject to this Policy should be particularly careful not to trade in securities issued by The Coca‑Cola Company while possessing Inside Information about such company or its affiliates.

2.Prohibitions Relating to Inside Information.

(a)Trading in Securities. It is illegal for someone having Inside Information regarding a company to trade in securities of that company, whether in the form of stock, options or any other type of security. Such action is insider trading. A board member, officer or teammate of the Company or any of its subsidiaries may be found liable for insider trading even if he or she can prove that his or her knowledge of Inside Information was not a factor in trading a security.

(b)Tipping. It is illegal for someone with Inside Information (a “tipper”) to pass it on to a friend, relative or anyone else who trades in a security based on such information (a “tippee”). This activity is known as “tipping.” Similarly, it is also illegal to suggest trading a security while in possession of Inside Information but without actually disclosing such information. A tipper may be found liable even if he or she derives no economic benefit from the tippee’s actions.

(c)Controlling Person Liability. It is illegal for certain persons to fail to prevent insider trading by others. A “Controlling Person” may be liable for civil and criminal penalties under the insider trading laws for the violations of another if the Controlling Person:

(i)has the power to influence or control the direction, management policies or activities of a teammate of the Company;

(ii)knew or recklessly disregarded the fact that such teammate was likely to engage in the act or acts constituting the violation; and

(iii)failed to take appropriate steps to prevent such act or acts before they occurred.

A Controlling Person includes not only employers, such as the Company, but also individual employees with managerial or supervisory responsibilities over the violator and, in some cases, board members, officers and controlling stockholders of the employer.

3.Consequences of Violation. The SEC has vigorously prosecuted insider trading violations by both individuals and institutions and the penalties are severe, even for violations resulting in relatively small profits.

(a)For individuals who trade on Inside Information or who are tippers, the penalties can include:

(i)the forfeiture of profits gained or losses avoided;

(ii)a civil penalty of up to three times the amount of the profit gained or loss avoided;

(iii)a criminal penalty (no matter how small the profit) of up to $5 million; and

(iv)a prison term of up to 20 years.

(b)For the Company (as well as any other Controlling Person) if it or he or she fails to take appropriate steps to prevent illegal trading, the penalties can include:

(i)a civil penalty of up to the greater of $1 million or three times the amount of the profit gained or loss avoided as a result of the violation; and

(ii)a criminal penalty of up to $25 million for the Company and a criminal penalty of up to $5 million and a prison term of up to 20 years for any natural Controlling Person.

(c)In addition, the person violating the insider trading laws may be liable to the buyer or the seller of the affected securities for their losses due to the insider trading.

(d)Finally, because of the importance of this Policy, any violation may result in immediate dismissal from the Company.

C.STATEMENT OF CCCI’S POLICIES

1.General Rule. At any time a board member, officer or teammate of CCCI or any of its subsidiaries has or is aware of Inside Information relating to the Company or any other company, including any company with which CCCI or any of its subsidiaries has relationships, he or she may not trade the securities of the Company or such other company, except pursuant to a prearranged “trading plan” described in Section C of Part III below.

2.Tipping. A board member, officer or teammate of CCCI or any of its subsidiaries may not transmit any Inside Information to others. Similarly, a board member, officer or teammate of CCCI or any of its subsidiaries who is in possession of Inside Information may not suggest that any other person trade a security even if he or she does not disclose the actual Inside Information.

3.Participating in Online Forums. Because of the potential for abuse of the prohibition on tipping, board members, officers and teammates of CCCI or any of its subsidiaries are prohibited from posting any information or participating in any way in any form of synchronous electronic conferencing such as Internet chat rooms or bulletin boards or other types of electronic forums, in each case, where CCCI or CCCI Securities or The Coca‑Cola Company or its securities are a topic.

4.Employee Stock Purchase Plan and Dividend Reinvestment Plan. A board member, officer or teammate of CCCI or any of its subsidiaries may not commence participation in, cease participation in or change the terms of his or her participation in the Company’s Employee Stock Purchase Plan or Dividend Reinvestment Plan at any time when he or she has or is aware of Inside Information relating to the Company.

5.Prohibition on Short Sales. You may not engage in short sales (profiting if the market price of the securities decreases) of CCCI Securities or securities of The Coca‑Cola Company (sales of shares that are not then owned), including a “sale against the box” (a sale with delayed delivery).

6.Prohibition on Derivatives Transactions. You may not engage in any transaction involving the use of a financial instrument or other investment designed to hedge or offset any decrease in the market value of CCCI Securities or securities of The Coca‑Cola Company or, alternatively, to leverage the potential return of a predicted price movement (up or down) in CCCI Securities or securities of The Coca‑Cola Company. Examples of such financial instruments and investments include forward sale contracts, futures, equity swaps, puts, calls, collars and exchange funds.

7.Margin Accounts and Pledges. CCCI Securities held in a margin account or pledged as collateral for a loan may be sold by the broker without your consent if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. A margin or foreclosure sale that occurs when you are aware of Inside Information may, under some circumstances, result in unlawful insider trading. Because of this danger, you should exercise caution in holding CCCI Securities in a margin account or pledging CCCI Securities as collateral for a loan. If you are subject to Part II of this Policy, however, you may not use CCCI Securities as collateral in a margin account.

8.Trading by Spouse, Other Household Members, Other Family Members and Others. These policies apply to any trading in which a board member, officer or teammate of CCCI or any of its subsidiaries participates or in connection with which a board member, officer or teammate of CCCI or any of its subsidiaries provides assistance, whether the trading is for his or her own account or on behalf of another person or entity. It will be presumed that a board member, officer or teammate of CCCI or any of its subsidiaries participated in or assisted trading in CCCI Securities by the spouse or another member of the household of such board member, officer or teammate. Accordingly, each board member, officer and teammate is required, for his or her own protection, to comply with these policies in connection with any proposed trading by a spouse or other household member unless it can be clearly established that such trading by the spouse or other household member is conducted without the participation and assistance, and without the prior knowledge or control, of such board member, officer or teammate. Each board member, officer or teammate of CCCI or any of its subsidiaries should also comply with these policies in connection with any proposed trading (a) by any family members who do not live in their household but whose transactions in CCCI Securities are directed by them or subject to their influence or control, such as parents or children, including adult children, who consult with them before trading in CCCI Securities and (b) by any entities that are directed by or are subject to their influence or control. The persons and entities in clauses (a) and (b), together with the spouse or other household member, are referred to as “Family Members/Controlled Entities”).

9.Others. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to Inside Information, and will notify such persons of their obligations under this Policy.

10.Post-Termination Transactions. This Policy continues to apply to your transactions in CCCI Securities even after your employment or service with the Company has been terminated as follows: if you are aware of Inside Information when your employment or service relationship terminates, you may not trade in CCCI Securities until the earlier to occur of the Inside Information becoming public or becoming no longer material. For purposes of this Policy, information is considered nonpublic until the close of business two full trading days following its public disclosure. If you are uncertain or unable to determine whether certain nonpublic information remains Inside Information after your employment or service relationship is terminated, you should contact the Company’s General Counsel.

11.No Exceptions. There are no exceptions to this Policy, except as specifically noted herein.

ACKNOWLEDGEMENT

THIS POLICY IS CONSIDERED BY THE COMPANY TO BE EXTREMELY IMPORTANT AND, TO EMPHASIZE ITS IMPORTANCE, EACH BOARD MEMBER, OFFICER AND SALARIED-EXEMPT TEAMMATE WILL BE ASKED TO SIGN ANNUALLY A STATEMENT TO THE EFFECT THAT HE OR SHE HAS REVIEWED AND UNDERSTANDS THIS POLICY AND AGREES TO COMPLY WITH IT. ANY WILLFUL OR INTENTIONAL NONCOMPLIANCE WITH THIS POLICY WILL BE CONSIDERED A SERIOUS BREACH OF DUTY TO THE COMPANY AND WILL BE SUBJECT TO APPROPRIATE DISCIPLINARY ACTION, INCLUDING TERMINATION OF EMPLOYMENT OR SERVICE.

II.POLICIES AND PROCEDURES APPLICABLE ONLY TO MEMBERS OF THE BOARD OF DIRECTORS, OFFICERS AND CERTAIN TEAMMATES IN CCCI’S ACCOUNTING, AUDIT & ADVISORY SERVICES, TAX AND TREASURY DEPARTMENTS

A.WINDOW PERIODS

1.Insiders. For purposes of Part II of this Policy, “Insiders” will include board members and officers of CCCI, any person holding the position of Manager or higher in CCCI’s Accounting, Tax or Treasury Departments and all members of CCCI’s Audit & Advisory Services Department.

2.Window Periods. It is the policy of the Company that Insiders may not purchase, sell or gift CCCI Securities, except during a “Window Period” unless the purchase or sale is effected pursuant to a prearranged “trading plan” described in Section C of Part III below or the recipient of the gift remains subject to this Policy. The “Window Period” will begin on the third trading day after the news release announcing CCCI’s quarterly or annual financial results and will end at the close of trading on the twelfth trading day after such news release. In addition, an Insider may not purchase, sell or gift CCCI Securities during the Window Period if he or she is in possession of Inside Information, except pursuant to a prearranged “trading plan” described in Section C of Part III below.

3.Employee Stock Purchase Plan and Dividend Reinvestment Plan. Insiders may not commence participation in, cease participation in or change the terms of their participation in the Company’s Employee Stock Purchase Plan or Dividend Reinvestment Plan except during a Window Period. In addition, an Insider may not commence participation in, cease participation in or change the terms of their participation in the Company’s Employee Stock Purchase Plan or Dividend Reinvestment Plan during a Window Period if he or she is in possession of Inside Information.

III.POLICIES AND PROCEDURES APPLICABLE ONLY TO MEMBERS OF THE BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

A.IMMEDIATE NOTIFICATION OF TRANSACTIONS IN CCCI STOCK

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), generally requires all board members and executive officers of the Company to report to the SEC all transactions they make in the Company’s stock within two business days of the transaction. Accordingly, board members and executive officers should strive to notify the Company’s General Counsel well in advance of, but in any event, no later than on the same day of any transaction they make in the Company’s stock (including gifts and any estate or tax planning transactions, including, but not limited to, charitable contributions or contributions to a trust or limited liability company for the benefit of the board member or executive officer or his or her family members). The reporting obligation under Section 16(a) of the Exchange Act is an individual obligation of board members and executive officers, but the Company will assist the board member or executive officer in preparing and filing with the SEC any required report of a change in his or her beneficial ownership of the Company’s stock. In order for the Company to do so, the firm executing the trade on behalf of the board member or executive officer must promptly provide complete information about the transaction or transactions in which the director or executive officer made.

B.PROHIBITION ON TRADES DURING PENSION FUND “BLACKOUT PERIODS”

Section 306 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) prohibits board members and executive officers of a company from trading in certain of the company’s equity securities during certain “blackout periods” with respect to the company’s equity compensation programs. Accordingly, board members and executive officers of CCCI may not directly or indirectly purchase, sell or otherwise acquire or transfer any equity security of CCCI that they have acquired in connection with their service or employment as a board member or executive officer during any “Blackout Period” with respect to that equity security. For purposes hereof, a “Blackout Period” means any period of more than three consecutive business days during which the ability of at least 50% of the participants or beneficiaries under all of CCCI’s individual account plans to purchase, sell or otherwise acquire or transfer an interest in any equity securities of CCCI held in such an individual account plan is temporarily suspended by CCCI or by a fiduciary of the plan. This prohibition is intended to comply with Section 306 of the Sarbanes-Oxley Act and any rules that may be promulgated by the SEC or the United States Department of Labor with respect thereto. Any board member or executive officer who has a question regarding the applicability of this provision should contact the Company’s General Counsel.

C.PREARRANGED “TRADING PLANS”

Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a trading plan for transactions in CCCI Securities that meets certain conditions specified in Rule 10b5-1 (a “Rule 10b5-1 Plan”). If the Rule 10b5-1 Plan meets the requirements of Rule 10b5-1, transactions in CCCI Securities may occur even when the person who has entered into the plan is aware of Inside Information.

All trading plans, including trading plans that do not qualify as a Rule 10b5-1 Plan, with respect to CCCI Securities must be approved by the Company’s board of directors or by the Company’s Chief Financial Officer or General Counsel prior to being entered into, modified or terminated by a board member or executive officer or any of his or her Family Members/Controlled Entities. To comply with this Policy, a Rule 10b5-1 Plan must be approved by the Company’s board of directors or by the Company’s Chief Financial Officer or General Counsel and meet the requirements of Rule 10b5-1 and the Company’s guidelines for Rule 10b5-1 Plans. The Company’s Chief Financial Officer and General Counsel are empowered to issue such guidelines for Rule 10b5-1 Plans and to set standards and best practices for Rule 10b5-1 Plans.

In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of Inside Information. Once the Rule 10b5-1 Plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The Rule 10b5-1 Plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. The Rule 10b5-1 Plan must include a cooling-off period before trading can commence that, for board members or executive officers, ends on the later of 90 days after the adoption or modification of the Rule 10b5-1 Plan or two business days following the disclosure of the Company’s financial results on Form 10-Q or Form 10-K, as applicable, for the fiscal quarter in which the plan was adopted or modified (but, in any event, the required cooling-off period is subject to a maximum of 120 days after the adoption or modification of the plan), and for persons other than board members or executive officers, 30 days after the adoption or modification of a Rule 10b5-1 Plan. A person may not enter into overlapping Rule 10b5-1 Plans (subject to certain exceptions available under applicable law, rule or regulation) and may only enter into one single-trade Rule 10b5-1 Plan during any consecutive 12-month period (subject to certain exceptions available under applicable law, rule or regulation). Board members and executive officers must include a representation in their Rule 10b5-1 Plan certifying, at the time of the adoption of a new or modified plan, that: (a) they are not aware of any Inside Information about CCCI or CCCI Securities; and (b) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5. All persons entering into a Rule 10b5-1 Plan must act in good faith with respect to that plan.

FURTHER ASSISTANCE

Compliance with this Policy is of the utmost importance both for those persons who are subject to this Policy and for the Company. Any person who has a question concerning the propriety of a proposed transaction, or who has a question about this Policy generally, should contact the Company’s General Counsel.

Insider Trading Policy

COCA-COLA CONSOLIDATED, INC.
ACKNOWLEDGEMENT REGARDING INSIDER TRADING POLICY

The undersigned board member, officer or teammate of Coca‑Cola Consolidated, Inc. (the “Company”) hereby acknowledges that the undersigned:

1.Has received and reviewed a copy of the Company’s Insider Trading Policy (the “Policy”), and understands the Policy and the responsibilities of the undersigned thereunder; and

2.Will comply with the Policy in connection with all trading in securities by the undersigned, or in which the undersigned participates or provides assistance (whether or not for the account of the undersigned).

Date:
Signature

Typed or Printed Name

Responsibilities:

All teammates, as applicable, are responsible for understanding and following the Policy. Questions regarding the Policy should be directed to the teammate’s supervisor or the HR Contact Center.